EXHIBIT 21.1

LIST OF SUBSIDIARIES OF HURON CONSULTING GROUP INC.

Name	Jurisdiction of Organization

Huron Consulting Group Holdings LLC	Delaware

Huron (UK) Limited	United Kingdom

Kabushiki Kaisha Huron Consulting Group	Japan

Huron Consulting Services LLC	Delaware

Wellspring Management Services LLC	New Hampshire

Wellspring Partners Ltd.	Delaware

Wellspring Valuation Ltd	Delaware

Glass & Associates, Inc.	Delaware

Glass Europe Limited	United Kingdom

Aaxis Technologies, Inc.	Virginia

FAB Advisory Services, LLC	Illinois

Huron Demand LLC	Delaware